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                                                                    Exhibit 2.14
                                                                    ------------


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 13th day of July, 1999, by and among KENDLE INTERNATIONAL INC., an Ohio corporation ("Kendle"), 3031298 Nova Scotia Limited, a Nova Scotia, Canada corporation ("Purchaser"), HCC Health Care Communications (1991), Ltd., a Canadian corporation ("HCC" or "Seller"), and GEOFFREY H. KALISH ("Shareholder").

                                    RECITALS
                                    --------

         A. The Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets of Seller as such exist on the Closing Date, upon the terms and conditions set forth herein.

         B. The Shareholder owns all of the issued and outstanding capital stock of HCC.

         NOW, THEREFORE, in consideration of the premises and the mutual undertakings and agreements herein made, the Parties agree as follows:

         1. DEFINITIONS.

         "HCC" has the meaning set forth in the preamble above and shall include all predecessor entities.

         "HCC-US" means Health Care Communications, Inc., a New Jersey corporation.

         "HCC MATERIAL ADVERSE CHANGE" has the meaning set forth in section 8(a)(xi).

         "HCC MATERIAL ADVERSE EFFECT" has the meaning set forth in section 4(i) below.

         "HCC SHARE" means any share of the common stock, of HCC.

         "ACT" means the Business Corporations Act (Ontario) R.S.O. 1990 c.B.16, as amended.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders,

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decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including (without limitation) court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" has the meaning attributed thereto in the Act.

         "ARTICLES" means the original or restated articles of incorporation, certificate of incorporation, articles of amalgamation, articles of arrangement, articles of continuance, articles of reorganization, articles of revival, letters patent, memorandum of agreement, special act or statute and any other instrument or constating document by or pursuant to which a corporation is incorporated or comes into existence.

         "ASSUMED CONTRACTS" has the meaning set forth in section 2.1(c)(iii) below.

         "ASSUMED LIABILITIES" has the meaning set forth in section 2.1(c) below.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that, a reasonable person would recognize, forms or could form the basis for any specified consequence.

         "BULK SALES LEGISLATION" means the Bulk Sales Act (Ontario) and the corresponding laws and regulations of any other jurisdiction, domestic or foreign.



         "CLOSING" has the meaning set forth in section 7 below.

"CLOSING DATE" has the meaning set forth in section 7 below.

         "DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Parties hereto pursuant to section 2.1,3, and 4 below.

         "DOLLARS" OR "$" means the currency of the United States.

         "EARNOUT AMOUNT" shall have the meaning set forth in the U.S. Asset Purchase Agreement.



         "EMPLOYEE BENEFIT PLAN" means any (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement, (c) defined benefit retirement plan or arrangement or (d) Employee Welfare Benefit Plan

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or material fringe benefit or other retirement, bonus, or incentive plan or program, including, without limitation, the type of plans described in section 4(m)(vii).

         "EMPLOYEE WELFARE BENEFIT PLAN" means any hospitalization, medical treatment, drug, life or other insurance or other material plan or arrangement for the welfare of employees

         "ENCUMBRANCE" means any Security Interest, warrant, option, purchase right, preemptive right or other right or claim of any character.

         "ENVIRONMENTAL LAW" means any federal, provincial or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Canadian Environmental Protection Act, R.S.C. 1985 c.C-14; the Fisheries Act (Canada), R.S.C. 1985, c.F-15; the Transportation of Dangerous Goods Act (Canada), R. S.
C. 1985 c.T-19; the Hazardous Products Act (Canada) R.S.C. 1985, c.H-3; Environmental Protection Act (Ontario), R.S.O. 1990 c.E-19; Ontario Water Resources Act, R.S.O. 1990 c.O-40; the Health Protection and Promotion Act, R.S.O. 1990 c.H-7; and their counterparts under any federal, Provincial, or local laws or regulations.

         "ESCROW AGREEMENT" means that escrow agreement dated the Closing Dateentered into by and among Kendle, K.A.U., Inc., Purchaser, Health Care Communications, Inc., Seller, and The Fifth Third Bank, in connection with the U.S. Closing.

         "EXCLUDED ASSETS" has the meaning set forth in section 2.1(b) below.

         "EXPIRATION DATE" has the meaning set forth in section 13.

         "FINANCIAL STATEMENTS" has the meaning set forth in section 4(h) below.

         "GAAP" means U.S. generally accepted accounting principles, as in effect from time to time.

         "GST" means the taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder (collectively, the "GST" Legislation").

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         "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any governmental authority.

         "HCC Business" has the meaning set forth in section 12 below.

         "INCOME TAX ACT (CANADA)" means, collectively, the Income Tax Act, R.S.C. 1985, 5th Supplement, the Income Tax Application Rules, 1970-71-72 c.63 and the Income Tax Regulations, as amended to date and, where a reference is made to a provision under the Income Tax Act (Canada), it shall be deemed to include, where applicable, the Income Tax Application Rules, the Income Tax Regulations, any Notice of Ways and Means Motion, any Bill tabled in the House of Commons or any press release or publicly disseminated statement by the Minister of Finance, which may result in an amendment to the Income Tax Act (Canada), the Income Tax Application Rules or the Income Tax Regulations.

         "INDEMNIFIED PARTY" has the meaning set forth in section 11(d)(i) below.

         "INDEMNIFYING PARTY" has the meaning set forth in section 11(d)(i) below.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including related technical documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

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         "KENDLE" has the meaning set forth in the preface above.

         "KENDLE MATERIAL ADVERSE CHANGE" has the meaning set forth in section 8(b)(vii) below.

         "KENDLE SHARES" has the meaning set forth in section 2.2(a)(ii) below.

         "KNOWLEDGE" means the actual knowledge of any given party plus such additional knowledge that such person would have if such person made a reasonably diligent inquiry with respect thereto (such inquiry not extending beyond the books and records, property and senior management of the Seller or the Shareholder as applicable).

         "KNOWLEDGE OF THE SELLER" means the Knowledge of all directors and officers of HCC, Geoffrey H. Kalish, M.D.,, Daniel P. Ferguson and Joe Conte.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

         "Most Recent Balance Sheet" has the meaning set forth in section 4(h) below.

         "Most Recent Financial Statements" has the meaning set forth in section 4(h) below.

         "Most Recent Fiscal Year End" has the meaning set forth in section 4(h) below.

         "NON-ASSUMED LIABILITIES" has the meaning set forth section 2.1(d) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTIES" means the Purchaser, Kendle, Seller and Shareholder.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

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         "PURCHASE PRICE" has the meaning set forth in section 2.2(a) below.

         "PURCHASER" has the meaning set forth in the preamble above.

         "RELEVANT INDEMNITY SECTIONS" means, collectively, Sections 11(b)(i) and (ii) of both this Agreement and the U.S. Asset Purchase Agreement.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER" has the meaning set forth in the preface above.

         "SELLER'S ASSETS" has the meaning set forth in section 2.1(a) below.

         "SELLER'S BUSINESS" means HCC's Business.

         "SHAREHOLDER" has the meaning set forth in the preamble above.

         "SUBSIDIARY" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting equity or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other governing body.

         "TAX" Means all taxes payable under any applicable Tax Legislation, including, without limitation, income taxes, excise taxes, sales taxes, goods and services taxes, value added taxes, transfer taxes, property taxes, capital taxes, import and customs duties and other governmental charges and assessments, and includes additions by way of penalties, interest, fines and other amounts with respect thereto.

         "TAX LEGISLATION" means, collectively, the Income Tax Act (Canada) and the corresponding statute law, case law, rules, regulations, interpretation bulletins and releases, orders and decrees of any other jurisdiction, domestic or foreign.

         "TAX RETURN" Means any tax return required to be filed under the provisions of any applicable Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under the provisions of any applicable Tax Legislation.

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         "THIRD PARTY CLAIM" has the meaning set forth in section 11(d)(i)
below.

         "U.S. ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement dated June 27, 1999 by and between Kendle, K.A.U., Inc., Geoffrey H. Kalish, M.D., Bradley D. Kalish, Jill Kalish (the foregoing three individuals being referred to as the "U.S. Shareholders") and Health Care Communications, Inc. ("HCC-US") for the acquisition of substantially all of the assets of HCC-US.

         "U.S. CLOSING" means the acquisition by Kendle of all or substantially all of the assets of HCC-US C.


         2.1. PURCHASE AND SALE OF ASSETS.

                  (a) SALE OF ASSETS. Subject to, and effective as of, the Closing, Seller, upon the terms and conditions hereinafter set forth, hereby sells, assigns, conveys, transfers and delivers to Purchaser, free and clear of all Encumbrances, all of the assets, rights, properties, claims, contracts and business of the Seller at the Closing Date of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located (the "Seller's Assets"), including but not limited to the following:

                           (i) Equipment and Other Tangible Property. All vehicles, equipment, furniture, supplies and all other tangible personal property used in or intended for use in the operation of Seller's Business and owned by Seller (collectively, the "Equipment"), and all warranties, and guaranties, if any, express or implied, existing with respect to the Equipment for the benefit of Seller.

                           (ii) Records. All of Seller's records, financial and non-financial, relating to present and past operations of Seller's Business, whether in the possession or under the control of the Seller or Shareholder.

                           (iii) Contracts. All contracts, oral or written, including but not limited to, outstanding customer contracts, contracts for goods or supplies or other items used in the operation of Seller's Business, to which Seller is a party.

                           (iv) Real Property. All leasehold interests in real property leased by Seller in the operation of Seller's Business.

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                           (v)      Intangible Assets. All intangible assets of
                                    HCC relating to Seller's Business relating to its past, current and presently contemplated future services and/or products for HCC's business and all of Seller's rights, title and interests in and to the patents, patent registrations, patent applications, trademarks, trademark applications, trademark registrations, service marks, service mark applications, service mark registrations, trade names, copyrights, copyright applications, copyright registrations, permits, licenses, processes, formulas, inventions, trade secrets and royalties (including any rights to sue for breach or past infringement) owned by Seller and relating to Seller's Business, including, but not limited to, all rights possessed by Seller in and to the name "HCC Health Care Communications,(1991) Ltd."

                           (vi) Governmental Permits and Licenses. All permits, licenses, consents and any other forms of governmental approval possessed by Seller as have been or are required or are appropriate for the operation of Seller's Business as it is currently being operated.

                           (vii) Goodwill. All goodwill related to the operation of Seller's Business.

                           (viii) Accounts Receivable. All accounts receivable of Seller in existence on the Closing Date, including all notes, bonds and other evidences of such accounts receivable.

                           (ix) Cash/Prepaid Expenses. The cash held in the cash accounts of Seller listed on section 2.1(a)(ix) of Disclosure Schedules, and all prepaid expenses of Seller in existence as of the Closing Date which have benefit to Seller's Business after the Closing.

                           (x)      MIS and Materials. All management
                                    information systems and software owned by Seller and all customer, subscriber and vendor lists, catalogs, research material, technical information, technology, specifications, designs, drawings, processes, and quality control data owned by Seller.

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                           (xi)     Warranties. All other warranties existing
                                    for the benefit of Seller or owned by Seller related to the operation of Seller's Business.

                           (xii) Other Assets. All other assets of Seller used or useful in the operation of Seller's Business.

                  (b) EXCLUDED ASSETS. Notwithstanding the provisions of
section 2.1(a) hereof, Seller is not selling and Purchaser is not purchasing (and therefore the term "Seller's Assets" shall not include) the following (collectively, the "Excluded Assets"):

                           (i) Seller's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Seller which may arise in connection with the discharge by Seller of Non-Assumed Liabilities.

                           (ii) All corporate minute books, stock transfer books and other corporate records having to do with the corporate organization and capitalization of Seller and the corporate seal of Seller.

                           (iii) All refunds of any Tax which Seller or any Shareholder has paid.

                           (iv) Shares of the capital stock of the Seller, including, without limitation, shares held by the Seller as treasury shares.

                           (v)      The right of Seller to enforce the
                                    obligations of the Purchaser to pay, perform or discharge the liabilities and obligations of Seller assumed by Purchaser herein and all other rights of Seller under this Agreement and the agreements executed in connection herewith.

                           (vi) Any and all employment agreements, and employment related contracts and employment related understandings between Seller and any of Seller's employees.

                           (vii) Any and all agreements, contracts and understandings, and any bank or investment accounts, relating to any

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                                    Employee Benefit Plan, program, agreement or
                                    arrangement maintained by Seller.

                           (viii) Any and all books and records relating to the lawsuits and/or claims described on section 4(q) of the Disclosure Schedule.

                           (ivii) That amount of cash equal to the sum of (a) all checks which (1) have been written and dispatched to the payee thereof but (2) have not yet been collected (i.e., withdrawn from the Seller's account(s)) and (b) an amount equal to the total sum of (x) all payroll,
                                    (y) all payroll taxes (e.g. CPP, EI, etc.)
                                    (the employer's portion as well as the
                                    employee's portion) and (z) all income tax withholdings from employee salaries, which, in the case of each of (x), (y) and (z), shall have accrued (i.e., which shall ultimately be due and payable to one or more tax authorities or the relevant employees, as the case may be), as of the close of business on the Closing Date, in respect of the "current" pay period (i.e., the pay period during which the Closing Date shall fall).


                           (x)      Any and all insurance policies.

                   (c) ASSUMED LIABILITIES. Subject to, and effective as of the Closing, Purchaser hereby assumes, and agrees to pay and perform in accordance with their respective terms, the following specific liabilities:

                           (i) Those specific liabilities listed on section 2.1(c)(i) of the Disclosure Schedules.

                           (ii) All accounts payable and accrued expenses of the Seller, existing as of the close of business on the Closing Date, which shall have arisen in the Ordinary Course of Business.

                           (iii) All obligations arising or to be performed after the Closing Date under those contracts, policies, purchase orders, leases of real and personal property and other obligations which are set forth or referred to on section 2.1(c)(iii) of the Disclosure Schedule (which shall be subject to updating in accordance with section 5(g) hereof) ("Assumed Contracts") only to the extent that such

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                                    contracts, purchase orders, leases and other
                                    obligations are validly assigned to
                                    Purchaser (and, in the case of rental
                                    payments under leases of real or personal property, only to the extent that such rental payments relate to periods after the Closing Date) (collectively, with the other liabilities assumed by Purchaser pursuant to section 2.1(c)(i) and (ii), the "Assumed
                                    Liabilities"). Notwithstanding the
                                    foregoing, all executory contracts with
                                    third parties set forth on section
                                    2.1(c)(ii) of the Disclosure Schedule shall be assigned by Seller and assumed by Purchaser, but only with respect to the executory portions thereof such that Purchaser shall be obligated to render any performance required by such contracts arising or to be performed after the Closing Date, but any obligations or liabilities under such contracts arising or to be performed prior to the Closing Date shall remain solely the responsibility of Seller.

                  (d) SELLER'S LIABILITIES GENERALLY NOT ASSUMED. Except as set forth in this Agreement, Purchaser is not, (i) by reason of its purchase of the Seller's Assets, (ii) by reason of any other act or failure to act on its part in connection with the transactions contemplated by this Agreement, or (iii) for any other reason, assuming any Liabilities or obligations of Seller whatsoever and shall not become liable in any manner for any Liabilities or obligations of the Seller.

                  Without limiting the generality of the foregoing and notwithstanding any other provision hereof, each of the following is a Liability of the Seller that Purchaser does not assume (all Liabilities of Seller not assumed under this Agreement being, collectively, the "Non-Assumed Liabilities"):

                           (i) any Liability of the Seller arising from indebtedness for borrowed money or long-term debt of the Seller;

                           (ii) other than the Assumed Liabilities, any Liability of the Seller arising from, or in connection with, the conduct of the Seller's Business or the ownership of the Seller's Assets by the Seller prior to the Closing Date, including, without limitation, all liabilities arising by reason of any violation by the Seller, by acts or events or omissions arising or occurring prior to the Closing Date, of any federal, state or local law, rule, regulation, ordinance or any requirement of any government authority;

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                           (iii)    any Liability of the Seller relating to the
                                    operation of Seller's Business prior to the Closing Date for Taxes owed to any taxing authority (including, without limitation, any transfer or sales Taxes incurred in connection with the transactions contemplated hereby);

                           (iv) any Liability of the Seller arising out of or related to past, present or future litigation involving the Seller as the owner and operator of the Seller's Business or the Assets prior to the Closing Date;

                           (v) any Liability in respect of any contract to which the Seller is a party or beneficiary which is not a contract included in the Seller's Assets or otherwise assigned or transferred or subcontracted to Purchaser pursuant to this Agreement;

                           (vi) any Liability accruing prior the Closing Date under any Employee Benefit Plan of or sponsored by the Seller;

                           (vii) any Liability arising out of the employment or termination of employment by Seller, in either case at or prior to the Closing Date, of any person employed in the Seller's Business, including, without limitation, any Liability for accrued vacation pay for Seller employees and any Liability for severance pay;

                           (viii) any Liability of the Seller or any present or former director or officer of the Seller arising from any claim, action or proceeding, including, without limitation, any derivative action, brought by or on behalf of any present or former holder of any debt or equity security of the Seller or by any lender to the Seller, including, without limitation, any Liability arising from any indemnification, reimbursement or advance in connection therewith;

                           (ix) any Liability listed on section 2.1(d)(ix) of the Disclosure Schedule; and,

                           (x) any other Liability of the Seller which is not an Assumed Liability.

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                  NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY,
PURCHASER SHALL NOT ASSUME OR BECOME LIABLE IN ANY MANNER FOR ANY LIABILITY OR OBLIGATION OF THE SELLER, AND THE SELLER SHALL REMAIN SOLELY RESPONSIBLE FOR, ANY AND ALL LIABILITIES AND OBLIGATIONS OF THE SELLER, OTHER THAN THE ASSUMED LIABILITIES.

                  (e) AGREED CLOSING TIME. Unless the Parties otherwise agree in writing, the transfer of assets and assumption of liabilities contemplated herein shall be deemed effective as of the close of business on the Closing Date.

         2.2 PURCHASE PRICE.

         (a) PURCHASE PRICE. At the Closing, Kendle shall pay the Seller a purchase price of Twenty Thousand Dollars (U.S.) ($20,000) (the "Purchase Price"), to be paid in cash.

         (b) CLOSING PRORATIONS

                           (i) PERSONAL PROPERTY TAXES. All personal property Taxes relating to any and all personal property conveyed pursuant to this Agreement shall be pro-rated between Purchaser and the Seller in accordance with the relationship of the Closing Date to the entire relevant Tax year. Subject to the rest of this section h(i), any payment owed in respect of such pro-ration shall be made at Closing. If the amount of said personal property Taxes is not known at the Closing, then such personal property Taxes shall be apportioned on the basis of the personal property Taxes assessed for the preceding Tax year, with a reapportionment as soon as the new Tax rate and valuation can be ascertained.

                           (ii) UTILITIES. All utility charges relating to any locations of the Seller covered by real property leases constituting Assumed Contracts shall be pro-rated between Purchaser and the Seller in accordance with the relationship of the Closing Date to the entire relevant period covered by such charge.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                  (a) REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder represents and warrants to Kendle that the statements contained in this

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section 3(a) are correct and complete as of the date of this Agreement with respect to himself

                           (i)      AUTHORIZATION OF TRANSACTION. Such
                                    Shareholder has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable against him or her in accordance with its terms and conditions. Such Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by such Shareholder, nor the consummation by him or her of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Shareholder is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Shareholder is a party or by which he or she is bound or to which any of his or her assets is subject.

                           (iii) BROKERS' FEES. Such Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Kendle could become liable or obligated.

                           (iv) HCC SHARES. Such Shareholder holds of record and owns beneficially 100% of the issued and outstanding HCC Shares, free and clear of any Encumbrances other than restrictions on transfer imposed by applicable securities laws and regulations, and by the Articles of HCC. Such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of HCC.

                  (b) REPRESENTATIONS AND WARRANTIES OF PURCHASER AND KENDLE. Each of Purchaser and Kendle represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement.

                           (i) ORGANIZATION OF KENDLE. Purchaser is a corporation organized, validly existing and in good standing in the Province of Nova Scotia, Canada. Kendle is a corporation organized, validly existing and in good standing under the laws of the State of Ohio.

                           (ii) AUTHORIZATION OF TRANSACTION. Each of Purchaser and Kendle has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser and Kendle, enforceable against each in accordance with its terms and conditions. Assuming the truth and correctness of the Seller's statements in section 4(y) of this Agreement, neither
                                    Purchaser or Kendle need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by Purchaser and Kendle, nor the consummation by them of the transactions contemplated hereby, will
                                    (A) violate any constitution, statute,
                                    regulation, rule, injunction, judgment,
                                    order, decree, ruling, charge, or other
                                    restriction of any government, governmental agency or court to which Purchaser or Kendle is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Kendle or Purchaser is a party or by which it is bound or to which any of its assets is subject.

                           (iv) ULTIMATE PARENT. The Purchaser is ultimately controlled by a WTO Investor for the purpose of the Investment Canada Act.

                           (v) BROKERS' FEES. Neither Purchaser nor Kendle has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder or Seller could become liable or obligated.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING HCC. The Seller and the Shareholder, jointly and severally, represent and warrant to Kendle that the statements contained in this section 4 are correct and complete as of the date of this Agreement except as set forth in the Disclosure Schedule.

                  (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. HCC is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. HCC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction set forth in section 4(a) of the Disclosure Schedule and the failure to so qualify in any other jurisdiction will not result in an HCC Material Adverse Change. Section 4(a) of the Disclosure Schedule lists the directors and officers of HCC. The Seller has delivered to Kendle correct and complete copies of the Articles and bylaws of HCC (as amended to date). HCC is not in default under or in violation of any provision of its Articles or bylaws.

                  (b) CAPITALIZATION. The authorized capital stock of HCC consists of One Hundred (100) HCC Shares, of which One Hundred (100) HCC Shares are issued and outstanding. All of the issued and outstanding HCC Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and beneficially by the Shareholder. Except as set forth in section 4(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require HCC to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to HCC. HCC is not a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of HCC.

                  (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by HCC, nor the consummation by it of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which HCC is subject or any provision of the Articles or bylaws of HCC or (ii) except as set forth in section 4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license instrument to which HCC is a party or by which it is bound or to which any of its assets is subject; or
(iii) result in the imposition of any Security Interest upon any of its assets. HCC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for it to consummate the transactions contemplated by this Agreement.

                  (d) BROKERS' FEES. HCC has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent (other than Vector Securities International, Inc.) with respect to the transactions contemplated by this Agreement.

                  (e) TITLE TO ASSETS. HCC has good and valid title to, or a valid leasehold or license interest in, the properties and assets used by it, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear (as to owned assets) of all Security Interests and other Encumbrances, excepting only (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and (ii) certain other properties and assets, not involving in the aggregate more than Twenty Five Thousand Dollars ($25,000.00), disposed of other than in the Ordinary Course of Business.

                  (f) CONDITION OF ASSETS. Each item of tangible personal property, including, without limitation, Equipment, included in the Seller's Assets and having a net book value in excess of $5,000, is in reasonable operating condition and in reasonable state of repair, ordinary wear and tear excepted. section 4(f) of the Disclosure Schedules sets forth all equipment with a net book value in excess of $5,000 and shall be delivered at Closing.

                  (g) SUBSIDIARIES. HCC has no direct or indirect equity or ownership interest in any other business.

                  (h) FINANCIAL STATEMENTS. Attached hereto as Section 4(h) are (i) the draft unaudited balance sheet and statements of income and retained earnings for HCC as of December 31, 1998 for the seven months then ended and
(ii) the draft unaudited balance sheet and statements of income and retained earnings and cash flow as of and for the fiscal year ended April 30, 1999 for the eleven months then ended (collectively the "FINANCIAL STATEMENTS"). All Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except for the absence of any notes thereto), present fairly in all material respects the financial condition of HCC as of such dates and the results of operations of HCC for such periods and are consistent with the books and records of HCC. The aforementioned Financial Statements which are as of, and for the eleven months ended, April 30, 1999 shall be collectively referred to as the "Most Recent Financial Statements". "Most Recent Fiscal Year End" shall refer to April 30, 1999 and "Most Recent Balance Sheet" shall refer to the unaudited balance sheet of the Seller as of April 30, 1999.

                  (i) LEGAL COMPLIANCE. HCC is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, Provincial, local, and foreign governments (and all agencies thereof), except where such failure to comply would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, income, financial condition, operations or results of operations of HCC (an "HCC Material Adverse Effect"); and, to the Knowledge of the Seller and Shareholders, no action, suit, proceeding, hearing or investigation, and no written charge, complaint, claim, demand, or notice has been filed or commenced against him or her or HCC alleging any such failure to comply.

                  (j) TAX MATTERS.

                      (i) Except as set forth on section 4(j) of the Disclosure Schedule, HCC has filed all Tax Returns that it was required to file, giving effect to any and all extensions obtained. All such Tax Returns were correct and complete in all respects. All Taxes owed by HCC (whether or not shown on any Tax Return) have been paid. Except as set forth on section 4(j) of the Disclosure Schedule, HCC is not currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of the Seller and the Shareholder, no claim has ever been made by an authority in a jurisdiction where HCC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of HCC that arose in connection with any failure (or alleged failure) to pay any Tax.

                      (ii) HCC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                      (iii) Neither the Seller nor the Shareholder expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of HCC either (A) claimed or raised by any authority in writing or (B) as to which the Shareholder or the Seller has Knowledge based upon personal contact with any agent of such authority section 4(j) of the Disclosure Schedule lists all federal, Provincial, local, and foreign income Tax Returns filed by HCC for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that, to the Knowledge of the Seller and the Shareholder, have been audited, and indicates those Tax Returns that, to the knowledge of the Seller and the Shareholder, currently are the subject of audit. The Seller has delivered to Kendle correct and complete copies of all examination reports received by Seller, and statements of deficiencies assessed against or agreed to by HCC, since December 31, 1994.

                      (iv) HCC has not, since December 31, 1994, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                      (v) the Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada). The Seller is registered for purposes of the GST Legislation and its registration number is R129959102 This Agreement provides for the sale to the Purchaser of all or substantially all of the property used in a commercial activity that forms all or part of the Business carried on by the Seller.

                  (k) REAL PROPERTY.

                      (i)     HCC owns no real property.

                      (ii) Section 4(k)(ii) of the Disclosure Schedule lists all real property leased or subleased to HCC (as well as the related lease or sublease). The Seller has delivered to Kendle correct and complete copies of the leases and subleases listed in section 4(k)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in section 4(k)(ii) of the Disclosure Schedule:

                                    (A) to the Knowledge of the Shareholder, the
                  lease or sublease is in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (B) to the Knowledge of the Shareholder, no
                  party to the lease or sublease is in material breach or material default or has repudiated such lease or sublease, and to the Knowledge of the Shareholder, no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

                                    (C) HCC has not assigned, transferred,
                  conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                    (D) all facilities leased or subleased
                  thereunder are supplied with utilities and other services and, to the Knowledge of Seller and the Shareholder, have all licenses and permits that are material for the operation of HCC's business as presently conducted thereat and as presently proposed to be conducted thereat; and

                                    (E) to the Knowledge of the Shareholder, the
                  owner of each facility leased or subleased to HCC has good and marketable title to the parcel of real property free and clear of any Security Interest other than Security Interests that do not materially impair HCC's use of such facility.

                  (l)      INTELLECTUAL PROPERTY.

                           (i) HCC owns or has the right to use pursuant to ownership, license, sublicense, agreement, or permission all Intellectual Property that is material to the operation of Seller's Business as presently conducted and as presently proposed to be conducted. Except as set forth on section 4(l) of the Disclosure Schedule, each such material item of Intellectual Property will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

                           (ii) Except as set forth in section 4(l) of the Disclosure Schedule, neither the Shareholder nor the Seller has, within the last 3 years, received any written charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation by HCC of the Intellectual Property rights of any third party (including any claim that HCC must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Shareholder and HCC, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of HCC.

                           (iii)    There is no copyright, copyright
                                    registration, copyright mask, work,
                                    copyright application or derivative works from any copyright whether published or unpublished which is material to the operation of Seller's Business.

                           (iv) Section 4(l)(iv) of the Disclosure Schedule identifies each patent or registration which has been issued to HCC with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which HCC has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission (other than routine permissions granted in the Ordinary Course of Business) which HCC has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to Kendle correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to Kendle correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(l)(iv) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by HCC in connection with Seller's Business. With respect to each item of Intellectual Property required to be identified in section 4(l)(iv) of the Disclosure Schedule:

                                    (A) HCC has all right, title, and interest
                  in and to the item, free and clear of any Security Interest, license, or other restriction; provided, however, that Purchaser acknowledges the following: (1) by definition, no one can ever be said to have the perpetual right to ownership or use of a trademark, since any rights thereto derive from the continued use thereof; (2) any representations herein regarding Seller's ownership and/or use of any Intellectual Property apply solely to use and/or ownership within Canada, and (3) any representations herein regarding Seller's ownership and/or use of any trademark relate solely to its ownership and/or use in connection with the conduct of Seller's Business.

                                    (B) the item is not subject to any
                  outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand against HCC is pending or, to the Knowledge of HCC, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (D) HCC has not agreed to indemnify any
                  Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (v) Section 4(l)(v) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that HCC uses pursuant to license, sublicense, agreement, or permission (except for routine permissions obtained by HCC in the Ordinary Course of Business). The Seller has delivered to Kendle correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in section 4(m)(v) of the Disclosure Schedule:

                                    (A) to the Knowledge of the Shareholder, (1)
                  the license, sublicense, agreement, or permission covering the item is in full force and effect and (2) if assigned to Purchaser under this Agreement, will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in section 2 above);

                                    (B) to the Knowledge of the Shareholder, (1)
                  no party to the license, sublicense, agreement, or permission is in material breach or material default or has repudiated such license, sublicense, agreement or permission, and (2) no event has occurred which with notice or lapse of time would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

                                    (C) to the Knowledge of the Seller and the
                  Shareholder, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (D) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending against HCC or, to the Knowledge of the Shareholder and HCC, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (E) HCC has not granted any sublicense or
                  similar right with respect to the license, sublicense, agreement, or permission.

                           (vi) To the Knowledge of the Shareholder and HCC, HCC will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                           (vii) To the Knowledge of the Seller and the Shareholder, the technology of HCC is "Year 2000 Compliant" in that it correctly performs all date-related operations (A) without human intervention, other than original data entry of any date, (B) without regard to whether any date involved in the operation occurs in the twentieth or twenty-first centuries and (C) without regard to the system date at the time the calculation is performed. Without limiting the foregoing, Year 2000 Compliant means that technology (1) accepts as input (by key entry or otherwise) fully specified dates (four-digit year, month and day of month),
                                    (2) if two-digit year specifications are accepted as input, correctly translates such dates without human intervention into fully specified dates in a manner that unambiguously preserves the user's intent in light of the application context, (3) performs all date-related arithmetic and logical operations correctly (for example, January 2, 2000 is greater than December 31, 1999; January 2, 2000 minus December 31, 1999 equals two days), (4) sorts date-related information in correct chronological order,
                                    (5) otherwise correctly processes (updates, maintains, reports) dates, and (6) stores internal, date-related information
                                    (including all interim date-related results) in a manner that is unambiguous (in the context of software processing) as to century and permits all of the foregoing to occur correctly without human intervention;

                  (m) CONTRACTS. Section 4(m) of the Disclosure Schedule lists the following contracts and other agreements to which HCC is a party:

                           (i)      any agreement (or group of related
                                    agreements) for the lease of personal
                                    property (other than capitalized lease
                                    obligations) to or from any Person which obligates the lessee to make lease payments in excess of Twenty Five Thousand Dollars ($25,000) per annum;

                           (ii) any agreements or contracts with customers, any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which extends over a period of more than one year, or which obligates either party to pay consideration in excess of Twenty Five Thousand Dollars ($25,000);

                           (iii) any agreement creating or amending a partnership or joint venture;

                           (iv)     any agreement (or group of related
                                    agreements) under which HCC has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Twenty Five Thousand Dollars ($25,000);

                           (v)      any agreement imposing upon HCC
                                    confidentiality or noncompetition
                                    obligations other than standard provisions in contracts with HCC's customers;

                           (vi) any agreement with the Shareholder or his Affiliates;

                           (vii) any profit sharing, stock option, stock purchase, phantom stock, stock appreciation, deferred compensation, supplemental unemployment retirement, pension, supplemental pension, severance, or termination pay, hospitalization, medical treatment, drug, life or other insurance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees whether oral or written, formal or informal.

                           (viii)   any collective bargaining agreement;

                           (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis obligating HCC to pay annual compensation in excess of Twenty Five Thousand Dollars ($25,000) or providing severance benefits in excess of Twenty Five Thousand Dollars ($25,000);

                           (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

                           (xi) any other agreement (or group of related agreements) the performance of which obligates either party to pay consideration in excess of Twenty Five Thousand Dollars ($25,000).

          The Seller has delivered to Kendle a correct and complete copy of each written agreement listed in section 4(m) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in section 4(m) of the Disclosure Schedule. With respect to each such agreement: (A) to the Knowledge of the Seller, the agreement is in full force and effect; (B) to the Knowledge of the Seller, the agreement (if assigned to the Purchaser) will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Seller, no party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of the Seller, no party has repudiated any provision of the agreement. Except as listed on section 4(m) of the Disclosure Schedule, HCC is not a party to any contract or agreement, relating to provision by HCC of services to any federal, state or local government, governmental agency or other governmental authority.

                  (n) NOTES AND ACCOUNTS RECEIVABLE. All notes and all accounts receivable of HCC are reflected properly on their books and records, are valid receivables and, to the Knowledge of the Seller, (i) are subject to no setoffs or counterclaims, (ii) are current and collectible, and (iii) will be collected in accordance with their terms at their recorded amounts, subject only to a reserve for bad debts in accordance with the past custom and practice of HCC.
section 4(n) of the Disclosure Schedule lists (or will be updated to list, as the case may be) all accounts payable and accrued expenses of the Seller as of five (5) business days prior to the date hereof and prior to the Closing Date.

                  (o) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of HCC.

                  (p) INSURANCE. Section 4(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which HCC is a party, a named insured, or otherwise the beneficiary of coverage:

                           (i) the name of the insurer and the name of the policyholder;

                           (ii)  the type of policy; and

                           (iii) the policy number.

         With respect to each such insurance policy: (A) to the Knowledge of the Shareholder, the policy is in full force and effect; (B) to the Knowledge of the Shareholder, neither HCC nor any other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Shareholder, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy; and (C) to the Knowledge of the Shareholder, no party to the policy has repudiated any provision thereof. HCC is covered by insurance in scope and amount reasonable for the businesses in which it is engaged.

                  (q) LITIGATION. Section 4(q) of the Disclosure Schedule sets forth each instance in which HCC (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge of any court or other such tribunal or (ii) is a party or, to the Knowledge of the Seller, Shareholder and the directors and officers (and employees with responsibility for litigation matters) of HCC, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, Provincial, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in section 4(q) of the Disclosure Schedule would reasonably be expected, if adversely determined, to result in any HCC Material Adverse Change. Neither HCC nor the Shareholder is aware of any fact or circumstances that would reasonably be expected to give rise to any action, suit, proceeding, hearing, or investigation against HCC.

                  (r)      EMPLOYEE BENEFITS.

                           (i) Section 4(r) of the Disclosure Schedule lists each Employee Benefit Plan that HCC maintains or to which HCC contributes or has any obligation to contribute.

                                    (A) All premiums or other payments for all
                  periods ending on or before the Closing Date have been or will be paid with respect to each such Employee Benefit Plan.

                                    (B) HCC does not sponsor, administer, or
                  provide any deferred compensation pension or other plan which is required to be registered with any applicable regulatory authority.

                            (ii) HCC and to HCC's knowledge any other Person or entity responsible for the administration of each Employee Benefit Plan has administered each of such Plans in accordance with the terms of the Plans and with the requirements of all applicable laws and regulatory authorities.

                           (iii) HCC does not maintain or ever has maintained and does not contribute, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents.

                  (s) GUARANTIES. HCC is not a guarantor of, or, to the Knowledge of the Seller and the Shareholder, liable as a surety for, any Liability or obligation (including indebtedness) of any other Person.

                  (t) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

         Except as disclosed in section 4(t) of the Disclosure Schedule:

                           (i) Hazardous Materials have not at any time been generated, used, treated or stored by HCC in violation in any material respect of any applicable Environmental Law, or in any way which will hereafter require material remedial action under any applicable Environmental law, and HCC has not received any notice of any such violation with respect to Hazardous Materials;

                           (ii) To the Knowledge of the Seller, there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto any property owned or leased by HCC, or into the environment surrounding any such property, of Hazardous materials, other than releases permissible under applicable Law or allowable under applicable permits;

                           (iii) HCC, its operations and any property owned by it are in compliance in all material respects with (i) all applicable Environmental Laws, and (ii) the requirements of any permits issued under such laws; and

                           (iv) there are no pending or threatened claims against HCC or any property owned or, to its Knowledge, leased by it relating to Hazardous Materials or environmental matters.

         None of the circumstances, conditions or occurrences disclosed in section 4(t) of the Disclosure Schedule or reflected in the Financial Statements involves or will result in any material liability on the part of HCC.

                  (u) CERTAIN BUSINESS RELATIONSHIPS WITH HCC. Except as contemplated or permitted by this Agreement, disclosed in section 4(u) of the Disclosure Statement or reflected in the Financial Statements, the Shareholder is not involved in any business arrangement or relationship with HCC (other than that of director, officer, employee, etc.) and the Shareholder does not own any material asset, tangible or intangible, which is used in the business of HCC.

                  (v) EVENTS SUBSEQUENT TO DECEMBER 31, 1998. Except as set forth in section 4(v) of the Disclosure Schedule, since December 31, 1998, there has not been any HCC Material Adverse Change. Without limiting the generality of the foregoing, since that date, except as set forth in section 4(v) of the Disclosure Schedule:

                           (i) HCC has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, involving in the aggregate more than Twenty Five Thousand Dollars ($25,000.00) other than for a fair consideration in the Ordinary Course of Business;

                           (ii) HCC has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) which either (A) obligates HCC to pay, or entitles HCC to receive, more than Twenty Five Thousand Dollars ($25,000), or
                                    (B) was outside the Ordinary Course of
                                    Business;

                           (iii) no party (including HCC) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) which obligates HCC to pay, or entitles HCC to receive, more than Twenty Five Thousand Dollars ($25,000) to which HCC is a party or by which it is bound;

                           (iv) HCC has not imposed or permitted to be imposed any Security Interest or Encumbrance upon any of its assets, tangible or intangible;

                           (v) HCC has not made any capital expenditure (or series of related capital expenditures) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

                           (vi) HCC has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

                           (vii) HCC has not issued any shares of stock, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than Twenty Five Thousand Dollars ($25,000) singly or Twenty Five Thousand Dollars ($25,000) in the aggregate;

                           (viii) HCC has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (ix) HCC has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) which either involved more than Twenty Five Thousand Dollars ($25,000) or was outside the Ordinary Course of Business;

                           (x)      HCC has not granted any license or
                                    sublicense of any rights under or with
                                    respect to any Intellectual Property;

                           (xi) there has been no change made or authorized in the Articles or bylaws of HCC;

                           (xii) HCC has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                           (xiii)   HCC has not experienced any damage,
                                    destruction, or loss (whether or not covered by insurance) to its tangible property in excess of Twenty Five Thousand Dollars ($25,000);

                           (xiv) HCC has not made or accepted any loan (that will remain outstanding on the Closing Date) to or from any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xv) HCC has not entered into any employment contract, Employee Benefit Plan or collective bargaining agreement, written or oral, or materially changed or modified the terms of any existing such contract or agreement;

                           (xvi) HCC has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xvii) HCC has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                           (xviii) HCC has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

                           (xix) HCC has not become legally bound to do any of the foregoing.

                  (w) UNDISCLOSED LIABILITIES. To the Knowledge of Seller and the Shareholder, HCC has no Liability that individually or in the aggregate is material to the results of operations or the financial or other condition of HCC except for (i) Liabilities reflected or reserved against on the Most Recent Balance Sheet or described on section 4(w) of the Disclosure Schedule or in the notes (if any) to the Most Recent Financial Statements; (ii) Liabilities which have arisen after December 31, 1998 in the Ordinary Course of Business; or (iii) liabilities under its various contractual obligations.

                  (x) GOVERNMENTAL LICENSES, PERMITS AND RELATED APPROVALS. Except as set forth on section 4(x) of the Disclosure Schedule, Seller has all licenses, permits, consent, approvals, authorizations, qualifications and orders of governments, governmental agencies, or other governmental authorities required for the conduct of the Seller's Business as presently conducted.

                  (y) NO PUBLISHING. Seller is not involved in any cultural business activities as defined in the Investment Canada Act, including the publication, distribution or sale of books, magazines, periodicals or newspapers in print or machine readable form, other than the sole activity of printing or typesetting of books, magazines, periodicals or newspapers, in Canada.

                  (z) DISCLOSURE. The representations and warranties contained in this section 4 do not contain any untrue statement of a material fact.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) GENERAL. Each of the Parties will use his, her or its commercially reasonable best efforts to facilitate all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in section 8 below).

                  (b) NOTICES AND CONSENTS. The Shareholder will cause HCC to give any notices to third parties, and to use its commercially reasonable best efforts to obtain any third party consents, that Kendle reasonably may request and which are referred to in section 4(c) above. Each of the Parties will (and the Shareholder will cause HCC to) give any notices, make any filings, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies which relate to it and are referred to in section 3(a)(i), section 3(b)(ii), and section 4(c) above.

                  (c) BULK SALES COMPLIANCE. The parties hereto believe that, assuming compliance with this Agreement by the Parties, it is both unnecessary for the protection of the Seller's creditors and impracticable to comply with the Bulk Sales Legislation in the various jurisdictions in which the Seller's Assets are located. Accordingly, the Parties agree to waive compliance with Bulk Sales Legislation with respect to the sale of the Seller's Assets hereunder or otherwise applicable to the transactions contemplated hereby.

                  (d) OPERATION OF BUSINESS. The Shareholder will not cause or permit HCC to engage in any practice, take any action, or enter into any transaction (in each case, which is material) outside the Ordinary Course of Business without prior notification to and the consent of Kendle (which consent shall not be unreasonably withheld or delayed). Without limiting the generality of the foregoing, the Seller will not cause or permit HCC to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in section 4(v) above (OTHER THAN section 4(v) (ii), (iii),
                      (xii), (xiii) and (xv)) or (iii) enter into any collective bargaining agreement, written or oral, or materially modify the terms of any existing collective bargaining or employment agreement.

                  (e) PRESERVATION OF BUSINESS. The Shareholder shall use his commercially reasonable best efforts to cause HCC to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

                  (f) FULL ACCESS. The Shareholder will permit, and the Shareholder will cause HCC to permit, representatives of Kendle to have reasonable access at reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of HCC, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of HCC.

                  (g) NOTICE OF DEVELOPMENTS. The Shareholder will give prompt written notice to Kendle of any material adverse, or other, development, of which they become aware, causing any of the representations and warranties in section 4 above to no longer be accurate. Each Party will give prompt written notice to the others of any material adverse, or other, development, of which he, she or it becomes aware, causing any of his, her or its own representations and warranties in section 3 above to no longer be accurate.

                  (h) EXCLUSIVITY. Until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement pursuant to section 13 below, the Shareholder will (and the Shareholder will not cause or permit HCC or any of the Shareholder's agents or representatives to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of HCC (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Shareholder will vote his HCC Shares in favor of any such acquisition structured as a merger, consolidation or share exchange. The Seller and Shareholder will notify Kendle promptly if any Person makes any proposal, offer, inquiry, or contact, of which they become aware, with respect to any of the foregoing. If the Shareholder or HCC violate the covenants set forth in this section 5(h), or if, after this Agreement has been executed, the Shareholder and HCC are obligated to consummate the transactions contemplated and the Shareholder and HCC fail to do so, in either event, HCC and the Shareholder shall: (i) pay Kendle, as liquidated damages, an amount equal to Three Percent (3%) of the Purchase Price; and (ii) reimburse Kendle for all out-of-pocket expenses (including attorneys' and accountants' fees) Kendle incurs in connection with the transaction contemplated hereby. The foregoing liquidated damages provision shall not apply if (i) the transaction with Kendle is consummated, or (ii) if the transaction is not consummated due to a breach of this Agreement by Kendle.

                  (i) Intentionally Left Blank.

                  (j) CONFIDENTIALITY. Purchaser and Kendle will treat and hold as such all of the confidential and proprietary information which it has received and may receive relating to HCC, refrain from using any of such confidential and proprietary information except in connection with this Agreement and, in the event of the termination of this Agreement, will deliver promptly to HCC or destroy, at the request of HCC, all copies of such information which are in its possession. In the event that Purchaser or Kendle is requested or required (by oral question or request for information or documents in any legal proceeding, examination for discovery, request to appear, writ, or similar process) to disclose any of such confidential or proprietary information, Purchaser will notify HCC promptly of the request or requirement so that HCC may seek an appropriate protective order or waive compliance with the provisions of this Section 5(j). If, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser or Kendle is compelled to disclose such information, Purchaser or Kendle may disclose the such information to the tribunal; PROVIDED, HOWEVER, that each of Purchaser and Kendle shall use its commercially reasonable best efforts (at the sole cost and expense of HCC) to obtain, at the reasonable request of HCC, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as HCC shall designate.

                  (k) SECTION 6 (RETAIL SALES TAX ACT (ONTARIO)) CERTIFICATE. The Seller shall apply for and, when received, deliver to the Purchaser a certificate issued by the Minister of Revenue pursuant to Section 6 of the Retail Sales Tax Act (Ontario) and the equivalent certification in other jurisdictions where any of the Purchased Assets or other assets owned by the Seller have been located or the Business or other businesses have been carried on by the Seller, which certificate shall indicate that the Seller has paid all taxes collectable or payable under the said Act up to the Closing or has entered into an arrangement satisfactory to the said Minister and the equivalent authority in each other relevant jurisdiction for the payment of such taxes.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                  (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under section 11 below). The Seller acknowledges and agrees that, from and after the Closing, Kendle will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort that are included within the Seller's Assets.

                  (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving HCC, each of the other Parties will cooperate, in all reasonable respects, with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under section 11 below).

                  (c) CONFIDENTIALITY. Each of the Seller and Shareholder will treat and hold as such all of the confidential and proprietary information which it has received and may receive relating to Kendle, refrain from using any of the confidential and proprietary information (other than confidential and proprietary information that solely relates to the Shareholder personally) except in connection with this Agreement or the business of HCC or Kendle and will deliver promptly to Kendle or destroy, at the request of Kendle, all copies of such information which are in his or her possession. In the event that the Shareholder or Seller is requested or required (by oral question or request for information or documents in any legal proceeding, examination for discovery, request to appear, writ, or similar process) to disclose any confidential and proprietary information, the Shareholder or Seller will notify Kendle promptly of the request or requirement so that Kendle may seek an appropriate protective order or waive compliance with the provisions of this section 6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Shareholder or Seller is compelled to disclose such Confidential Information, the Shareholder or Seller may disclose the confidential information to the tribunal; PROVIDED, HOWEVER, that the disclosing Shareholder or Seller shall use his or her commercially reasonable best efforts (at the sole cost and expense of the Purchaser) to obtain, at the reasonable request of Kendle, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Kendle shall designate.

                  (d) Tax Distribution. Seller shall provide to Kendle a statement setting forth the amount necessary to pay Seller's taxes, if any, created by the income of HCC which taxes are related to Seller's operations for the period of July 1, 1998 to the Closing Date (such amount shall not include any Tax obligations related to the sale of Seller's Assets), less such amount that has previously been paid to cover such tax liability. Following receipt of such statement, Kendle shall, within fifteen (15) business days, deliver to Seller the amount set forth in such statement. Payments hereunder are deemed to be an adjustment to the Purchase Price.

                  (e) PAYMENT OF TAXES AND FEES. The Seller shall pay or reserve for payment when due out of the Purchase Price (a) any sales, excise, transfer or other Taxes payable in respect of the sale of the assets of HCC; provided, however, that the foregoing shall not apply to Taxes in respect of or based upon income or gain earned, realized or recognized by any party, which shall in each case be the responsibility of the party upon whom such Taxes are imposed by applicable law. The Seller shall cause to be prepared and filed any and all returns and other filings relating to any such Taxes referred to in the first clause of the preceding sentence.

                  (f) ACCESS TO RECORDS. For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to, and the right to make copies of, all of the books and records transferred to Purchaser hereunder to the extent that such access may reasonably be required by Seller or any Shareholder in connection with matters relating to or affected by the operations of the business of Seller prior to the Closing Date. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this section 6(g). If Purchaser shall desire to dispose of any of such books and records prior to the expiration of such six year period, Purchaser shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

                  (g) ASSIGNABILITY. To the extent that any lease, contract, license, agreement, sales or purchase order, commitment, or right included in Seller's Assets (each an "Interest") is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party or parties thereto, or any other person or entity (including a governmental authority) (or would be breached in the event of an assignment, transfer, etc. without such approval, consent or waiver) (a) this Agreement shall not constitute an assignment or conveyance thereof absent such approval, consent or waiver and (b) Seller and the Shareholder shall use such person's commercially reasonable efforts, both prior and subsequent to the Closing Date, to obtain all necessary approvals, consents or waivers necessary to convey to Buyer each such Interest. To the extent any of the approvals, consents or waivers referred to in this section 6(h) have not been obtained as of the Closing and to the extent Purchaser and Seller waived obtaining such consents as a condition to Closing as set forth in section 8(a)(x), the Seller and each Shareholder shall, during the remaining term of such Interest, exercise commercially reasonable efforts to cooperate with Purchaser, at its request, in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Purchaser. In the event, and to the extent that any such approval, consent or waiver is obtained subsequent to the Closing Date in connection with an Assumed Contract, such Assumed Contract will be deemed, as of the date on which such approval, consent or waiver is obtained, to have been assigned to and assumed by the Purchaser in the same manner, and to the same extent, as all other Assumed Contracts that were so assigned and assumed on the Closing Date.

         7. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Keating, Muething & Klekamp, PLL, 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, commencing at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Kendle and the Seller may mutually determine (the "Closing Date")

         8. CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) CONDITIONS TO OBLIGATION OF KENDLE. The obligation of Kendle to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in section 3(a) and section 4 above shall be true and correct in all material respects (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects) at and as of the Closing Date;

                           (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the Seller shall have delivered to Kendle a certificate to the effect that each of the conditions specified above in section 8(a)
                                    (i)-(iii) is satisfied in all respects;

                           (v)      Intentionally Left blank.

                           (vi) Kendle's bank creditors shall have given their written consent to the transaction contemplated by this Agreement;

                           (vii) The Parties shall have received all consents to assignment of the Assumed Contracts;

                           (viii) no material adverse change in the business, assets, liabilities, income, financial condition, operations or results of operations of HCC ("HCC Material Adverse Change") shall have occurred; provided, however, if a HCC Material Adverse Change shall have occurred, Kendle and the Seller shall negotiate in good faith with respect to a reasonable adjustment of the Purchase Price (but no party shall be obligated to so negotiate beyond the Expiration Date). If agreement is not reached with respect to such an adjustment, Kendle may terminate this Agreement for failure of a condition precedent subject to the terms and conditions of Section 13 hereof;

                           (ix) The Parties and HCC shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in section 3(a)(i), section 3(b)(ii) and section 4(c) above;

                           (x)      Intentionally Left Blank.

                           (xi)     all other certificates, opinions,
                                    certificates, instruments, and other
                                    documents required to effect the
                                    transactions contemplated hereby will be reasonably satisfactory in form and substance to Kendle;

                           (xii) the majority of the employees of Seller agree to become employees of Purchaser at substantially similar salaries.

                           (xiii)   Seller shall have delivered Disclosure
                                    Schedule 4(f) listing all Equipment with a net book value in excess of $5,000; and

                            (xv)    the US Closing will be completed
                                    concurrently with the Closing.

Kendle may waive any condition specified in this section 8(a) if it executes a writing so stating at or prior to the Closing.

                  (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller and Shareholder to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in section 3(b) above shall be true and correct in all material respects

                                    (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects) at and as of the Closing Date;

                           (ii) each of the Purchaser and Kendle shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) Kendle shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in section 8(b)
                                    (i)-(iii) is satisfied in all respects;

                            (v) no material adverse change in the business, assets, liabilities, income or financial condition of Kendle ("Kendle Material Adverse Change") shall have occurred since December 31, 1998 provided, however, that if a Kendle Material Adverse Change shall have occurred, the Seller and Kendle shall negotiate in good faith with respect to a reasonable adjustment to the Purchase Price (but no party shall be obligated to so negotiate beyond the Expiration Date). If agreement is not reached with respect to such an adjustment, the Seller may terminate this Agreement for failure of a condition precedent, subject, to the terms and conditions of section 13 hereof;

                           (vi) The Parties shall have received all consents to assignment of the Assumed Contracts;

                           (vii) the Parties and HCC shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in section 3(a)(i), section 3(b)(ii), and section 4(c) above;

                           (viii)   Intentionally Left Blank.

                           (ix) all other certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

                           (x)      the US Closing will be completed
                                    concurrently with the Closing.

         The Seller may waive any condition specified in this section 8(b) if it executes a writing so stating at or prior to the Closing.

         9. OBLIGATIONS OF SELLER AT CLOSING. At Closing:

                  (a) DOCUMENTS RELATING TO TITLE OF ASSETS. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Purchaser the following, in form and substance reasonably satisfactory to Purchaser:

                           (i) Deeds, bills of sales, vehicle titles and assignments in form and substance satisfactory to Purchaser and sufficient to convey to Purchaser good and valid title to all Seller's Assets free and clear of all Encumbrances.

                           (ii) An assignment to Purchaser and assumption by Purchaser of all of Seller's rights and interests in, to and under each Lease of real and personal property and Contracts constituting an Assumed Liability.

                           (iii)    A trademark assignment agreement.


                  (b) POSSESSION. Seller shall deliver to Purchaser full possession and control of the Assets.

                  (c) THIRD PARTY CONSENTS. Seller shall exercise commercially reasonable best efforts to obtain and deliver to Purchaser any consents, approvals, waivers and authorizations of third parties which are necessary in the reasonable opinion of Purchaser for the consummation of this Agreement, as well as those necessary for the assignment of the Leases and Contracts included in the Assumed Liabilities.

                  (d) CHANGE OF NAME. Seller shall deliver evidence satisfactory to Purchaser that Seller is changing the name of HCC to a name not confusingly similar to HCC.

                  (e) ADDITIONALLY REQUESTED DOCUMENTS; POST CLOSING ASSISTANCE. At the reasonable request of Purchaser at the Closing Date and at any time or from time to time thereafter, Seller shall cooperate with Purchaser to put Purchaser in actual possession and operating control of the Assets, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Purchaser may reasonably request in order to effectively sell, convey, transfer and assign the Seller's Assets to Purchaser, to execute and deliver such further instruments and to take such other actions as Purchaser may reasonably request to release Purchaser from all obligation and liability with regard to any obligation or liability retained by Seller.

         10. OBLIGATIONS OF PURCHASER AT CLOSING. At Closing:

                  (a) PURCHASE PRICE. Purchaser shall deliver to Seller cash in the aggregate amount of the Purchase Price specified herein and shall deliver to the Escrow Agent the balance of the Purchase Price as specified herein.

                  (b) CORPORATE GOOD STANDING AND CERTIFIED BOARD RESOLUTIONS. Purchaser shall deliver to Seller a certificate of Status from the Nova Scotia Office of the Registrar of Joint Stock Companies and a certified copy of the resolutions of the Board of Directors of the Purchaser approving this Agreement and consummation of the transactions intended hereby.

         11. REMEDIES FOR BREACHES OF THIS AGREEMENT.

               (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. All of the representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Shareholder and Seller contained in section 3(a) and section 4), shall survive the Closing and continue in full force and effect for a period of two (2) years following the Closing Date; provided, however, that the representations and warranties contained in section 4(j), section 4(t) and section 4(y) shall continue in full force and effect until the expiration of the relevant statute of limitations. All covenants and agreements shall survive in accordance with their terms or, if no term is stated, indefinitely.

                  (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF KENDLE.

                      (i) In the event either the Shareholder or Seller breaches any of his or her representations, warranties, and covenants contained herein (other than the representations and warranties in section
                                    3(a) above and the covenants in Sections 12 and 5(h)), and, if there is an applicable survival period pursuant to section 11(a) above, provided that Kendle makes a written claim for indemnification against the Shareholder or Seller within such survival period, then the Shareholder and the Seller agree on a joint and several basis to indemnify Kendle from and against the entirety of any Adverse Consequences Kendle may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Kendle may suffer after the end of any applicable survival period) resulting from, arising out of or caused by the breach

                                    (ii) In the event the Shareholder breaches any of his representations and warranties in section 3(a) above, and, if there is an
                                    applicable survival period pursuant to
                                    section 11(a) above, provided that Kendle makes a written claim for indemnification against the Shareholder within such survival period, then the Shareholder agrees to indemnify Kendle from and against the entirety of any Adverse Consequences Kendle may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Kendle may suffer after the end of any applicable survival period) resulting from, arising out of, in connection with or caused by the breach.

                           (iii) The maximum aggregate liability of all Persons liable for indemnity under the Relevant Indemnity Sections shall be limited to a sum equal to the Purchase Price hereunder plus the Purchase Price under the U.S. Asset Purchase Agreement, plus the Earnout Amount paid to HCC-US (or to the Escrow Agent under Section 11(b)(v) of the U.S. Asset Purchase Agreement) plus any additional Earnout Amount paid to HCC-US (or to the Escrow Agent under the aforesaid
                                    Section 11(b)(v)) (the "Maximum
                                    Indemnification Obligation").

                           (iv) In no event shall any Person liable for indemnity under any of the Relevant Indemnity Sections be obligated to indemnify Kendle thereunder unless and until the aggregate Adverse Consequences for which Kendle would otherwise be entitled to indemnification under any one or more of the Relevant Indemnity

                                    Sections exceeds Seventy-Five Thousand
                                    Dollars ($75,000.00) (the "Basket"). After the aggregate Adverse Consequences for which Kendle would otherwise be entitled to indemnification under any one or more of the Relevant Indemnity Sections exceeds the amount of the Basket, Kendle shall be entitled to indemnification for all such Adverse Consequences, but only to the extent that they exceed $10,000 (such latter figure being the "deductible"). Such deductible shall be applicable to any given Person as may be mutually agreed among Geoffrey Kalish. Bradley Kalish, and Jill Kalish. Kendle shall be enforcing the obligations of the Seller and the Shareholder to the Purchaser under the indemnities, on behalf of the Purchaser, when making recourse to the escrowed funds.

                           (iii) In the event that any creditor of the Seller should make any claim against either the Purchaser or the Seller's Assets which is wholly or partially based on the premise that the sale of the Seller's Assets did not conform in any particular to the requirements of the Bulk Sales Legislation of any such jurisdiction, the Seller and the Shareholder jointly and severally agree to indemnify and save the Purchaser harmless from and against any claim for principal, interest and costs, including reasonable legal and accounting fees, whether or not the claim is ultimately proved to be well founded, except to the extent that the claim relates to a liability of the Business which is to be assumed by the Purchaser hereunder and which the Purchaser has failed to discharge.

                           (iv) Kendle may satisfy Shareholder's or Seller's indemnification obligations by recourse to the escrow fund held by The Fifth Third Bank, as escrow agent, pursuant to the Escrow Agreement; provided, however that recourse to the escrow fund shall not constitute Kendle's sole remedy or source for satisfaction of indemnification claims under this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge and agree that, in the event and to the extent that any given claim or claims being asserted could be satisfied out of the assets being held under the Escrow Agreement, no party shall have the right to satisfy, or attempt to satisfy, such claim with assets of the Shareholder or the Seller other than such escrowed assets. In the event, and to the extent, that any given claim or claims being asserted in good faith by the Purchaser could not be satisfied out of the assets being held under the Escrow Agreement, Purchaser may seek recourse by depositing earned, but not yet paid, Earnout Amounts with the Escrow Agent under the Escrow Agreement (or to a different Escrow Agreement if the Escrow Agreement shall provide a different Escrow Agreement therein).

                  (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER AND SHAREHOLDER. In the event Kendle or Purchaser breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to section 11(a) above, provided that any of the Shareholder or Seller makes a written claim for indemnification against Kendle or Purchaser within such survival period, then Kendle and Purchaser agree, jointly and severally, to indemnify the Shareholder and Seller from and against the entirety of any Adverse Consequences the Shareholder or Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Shareholder or Seller may suffer after the end of any applicable survival period) resulting from, arising out of, in connection with, or caused by such breach.

                  (d) MATTERS INVOLVING THIRD PARTIES.

                           (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this section 11, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within

                                    15 days after the Indemnified Party has
                                    given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with section 11(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and
                                    (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv)     In the event any of the conditions
                                    in section 11(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the

                                    Indemnified Party need not consult with
                                    unless the Indemnifying Party shall have elected to participate in accordance with section 11(d)(v) below, or obtain any
                                    consent from, any Indemnifying Party in
                                    connection therewith), and (B) the
                                    Indemnifying Parties will remain responsible for any Adverse Consequences for which it may be liable under section 11 hereof.

                           (v) With respect to any Third Party Claim the defense and/or settlement of which is being conducted by the Indemnified Party, the Indemnifying Party shall have the right, at its expense, to fully participate in (but not control) such defense and/or settlement with counsel of its own choosing.

                  (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money in determining Adverse Consequences for purposes of this section 11. All indemnification payments under this section 11 shall be deemed adjustments to the Purchase Price.

                  (f) OTHER INDEMNIFICATION PROVISIONS. This Section 11 shall, except for any liquidated damages provided for under section section 5(h), 12 and 13(b) and except for any equitable relief which a court may grant in its discretion under section 14(o), be the exclusive remedy for any breach of this Agreement.

         12. NON-COMPETITION COVENANT.

                  (a) BASIC COVENANT. The Seller agrees that for a period of four years from and after the Closing Date (the "Non-Compete Term") it shall not, directly or indirectly, as an officer, director, employee, consultant, principal, partner, member, shareholder or otherwise: (i) engage in the business of a contract research organization providing clinical research and drug development services to pharmaceutical and biotechnology companies (the "Business"), or engage in the business of providing medical education and communications services including organizational and meeting management services and publishing and editorial services related to medical education to pharmaceutical companies or medical associations ("HCC Business"), in any Province of Canada or in any other jurisdiction or country outside Canada: (x) in which HCC or any of its subsidiaries or affiliates conducted business or had operations immediately prior to consummation of the transactions contemplated by this Agreement; or (y) in which HCC or Kendle, at any time during the Non-Competition Term, engages in the Business; or (ii) solicit or accept orders that relate specifically to the Business from any customer or active potential customer of HCC existing on the Closing Date.

                  (b) REMEDIES FOR BREACH OF NON-COMPETITION COVENANT. The Seller hereby agrees and acknowledges that the restrictions contained in the Non-Compete Covenant are reasonable and necessary to protect the legitimate interests of Kendle and its Affiliates and that Kendle would not enter into this Agreement without such Non-Compete Covenant. Should Seller breach its obligations set forth in section 12(a), then Kendle shall deliver notice of such breach to Seller and Seller shall have thirty (30) days to cure such breach or such longer time may be as reasonably necessary to cure such breach provided Seller is diligently pursuing such cure and does not exceed sixty (60) days. The Parties agree that if the Seller breaches its Non-Compete Covenant that continuing and irreparable harm will be caused to Kendle thereby and that Kendle shall, in the event Seller shall not have cured such breach as provided above, be entitled to liquidated damages as set forth below in section 12(c) below. This liquidated damages provision shall only apply if the liquidated damages provision of the Non-Competition and Non-Disclosure Agreements of the Shareholders is not applicable. The Parties hereby instruct any court that may find any provision of this Non-Compete Covenant to be unenforceable because it is over broad or in violation of public policy to modify this Non-Compete Covenant to the minimum extent needed to permit enforcement thereof.

                  (c) LIQUIDATED DAMAGES. Should the Seller violate the restrictions set forth in section 12(a) in either of the first two years following the Closing Date (and Seller shall fail to cure in accordance with Section 12(b) above) Seller shall pay Kendle liquidated damages in the amount of Ten Million Dollars ($10,000.00). Should the Seller violate the restrictions set forth in section 12(a) in either the third or fourth year following the Closing Date (and Seller shall fail to cure in accordance with Section 12(b) above), Seller shall pay Kendle liquidated damages in the amount of Six Million Dollars ($6,000,000.00). Notwithstanding any of the foregoing, in no event shall the maximum aggregate amount of damages recoverable by Kendle and/or Purchaser under this Section 12 for any and all breaches hereof exceed the sum of $10,000,000. For purposes of enforcing the provisions of Section 12 herein, Seller and Shareholder hereby consent and attorn to the jurisdiction of the State of Ohio and the application of Ohio law.

         13. TERMINATION.

                  (a) TERMINATION OF AGREEMENT. This Agreement may only be terminated as provided below:

                           (i) Kendle and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) Kendle may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event either the Shareholder or

                                    Seller has breached any material
                                    representation, warranty, or covenant
                                    contained in this Agreement in any material respect, Kendle has notified the Shareholder or Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 20, 1999 (the "Expiration Date"), by reason of the failure of any condition precedent under section 8(a) hereof (unless the failure results primarily from Kendle or Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iii) the Seller may terminate this Agreement by giving written notice to Kendle at any time prior to the Closing (A) in the event Kendle or Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Shareholder or Seller has notified Kendle or Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Expiration Date, by reason of the failure of any condition precedent under section 8(b) hereof (unless the failure results primarily from the Shareholder or Seller themselves breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to section 13(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party relating to any present or previous breach). If after this Agreement has been executed, Kendle is obligated to consummate the transactions contemplated hereby and Kendle fails to do so in accordance with the terms hereof, Kendle shall pay Seller, as liquidated damages, an amount equal to Three Percent (3%) of the Purchase Price.

         14. MISCELLANEOUS.

                  (a) INTENTIONALLY OMITTED

                  (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any other public announcement relating to the subject matter of this Agreement prior to Closing without the prior written approval of

Kendle and the Seller (which approval shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that any Party may make any public disclosure if it, in good faith, believes is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). Notwithstanding the foregoing, the Parties agree that any Party may issue a mutually agreeable press release or other public announcement upon (i) the execution of this Agreement, (ii) the Closing, and (iii) the reasonable request of the other Parties.

                  (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate or related in any way to the subject matter hereof.

                  (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of Kendle and the Seller; provided, however, that Kendle may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Kendle nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the  Seller
         or to The Shareholder:             Geoffrey H. Kalish, M.D.

                                          2 Cedar LaneChappaqua, New York
                                          10514

         With a Required Copy to:         Epstein Becker & Green, P.C.
                                          250 Park Avenue
                                          New York, New York  10177
                                          Attention: Lowell S. Lifschultz., Esq.




         If to Kendle or the Purchaser:   KENDLE INTERNATIONAL INC.
         ------------------------------   441 Vine Street
                                          700 Carew Tower
                                          Cincinnati, Ohio  45202
                                          Attention: Paul F. Ritter, Esq.
                                                     Secretary & General Counsel

         With Required Copies to:         KEATING, MUETHING &
         ------------------------         KLEKAMP, P.L.L.
                                          One East Fourth Street
                                          1400 Provident Tower
                                          Cincinnati, Ohio  45202
                                          Attention:  Edward E. Steiner, Esq.

                                          Fraser Milner
                                          1 First Canadian Place
                                          100 King Street West
                                          Toronto, Ontario, Canada  M5X 182
                                          Attention: Doug Scott


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient and such notice shall be effective upon such actual receipt. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (i) GOVERNING LAW. Except as otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Ontario.

                  (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Kendle, the Seller and the Shareholder. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights or remedies arising by virtue of any prior or subsequent such occurrence.

                  (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) EXPENSES. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

                  (n) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific

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

terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

                  (p) KENDLE GUARANTEE. Kendle hereby unconditionally and irrevocably guarantees the payment and performance of Purchaser's obligations under this Agreement, so that, in the event that Purchaser fails to make any of such payments or render any such performance, Kendle shall make such payments or render such performance without Seller or Shareholders having first to pursue or exhaust any remedies against the Purchaser.

                  (q) ENGLISH LANGUAGE. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, have been and shall be drawn up in English only. Les parties aux presents confirment leur volonte que cette convention de meme tous les documents, y compris tous avis, s'y rattachant, soient rediges en anglais seulement.




Rest of Page Left Intentionally Blank
-------------------------------------

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                 3031298 Nova Scotia
                                                 Limited., a subsidiary of
                                                 Kendle U.K. Inc.


                                                 By: /s/ Rafael Mancera
                                                    ---------------------------
                                                 Name:  Rafael Mancera
                                                 Title: Assistant Secretary


                                                 Kendle International Inc.


                                                 By: /s/ Rafael Mancera
                                                    ---------------------------
                                                 Name:  Rafael Mancera
                                                 Title: Director of M&A



                                                 SHAREHOLDER
Of WITNESSED this ___________ day
Of ___________, 1999 at
_________________________________                By:/s/Geoffrey H. Kalish, M.D.
By:______________________________                   ---------------------------
Name:____________________________                Geoffrey H. Kalish, M.D.




                                                 HCC HEALTH CARE
                                                 COMMUNICATIONS (1991),
                                                 LTD..

                                                 By: /s/ Bradley D. Kalish
                                                    --------------------------
                                                 Name:  Bradley D. Kalish
                                                 Title: Vice-President







                                       53